                                                                     Exhibit 4.6


                                GIGAMEDIA LIMITED

                        2004 EMPLOYEE SHARE OPTION PLAN


1.   Purposes of the Plan

     The purposes of this Share Option Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to Employees of GigaMedia Limited and its Subsidiaries for achieving excellence in their work performance.


2.   Definitions

     "Board" shall refer to the Board of Directors of the Company.

     "Committee" shall refer to the Committee appointed by the Board of the Company pursuant to Section 4.1 hereunder to administer the Plan.

     "Company" shall refer to GigaMedia Limited, a company incorporated and existing under the laws of the Republic of Singapore with its registered office at 8 Robinson Road, #6-00, ASO Building, Singapore 048544.

     "Continuous Status as an Employee" shall refer to the absence of any interruption or termination of the employment relationship by the Employer. Continuous Status as an Employee shall not be considered interrupted in the case of; (1) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to the policy of the Employer adopted from time to time; or (iv) in the case of transfers between locations of the Employer or between the Employers.

     "Employee" shall refer to any employee, officer, director, supervisor, advisor or consultant of the Employer.

     "Employer" shall refer to the Company and/or its Subsidiaries.

     "Fair Market Value" shall refer to the value of Shares determined as follows:

     (a) If the Shares are listed on stock exchange, its Fair Market Value shall be the closing sales price.

     (b) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

     "Option" shall refer to a right to subscribe for shares of the Company granted under this Plan.

     "Option Agreement" shall refer to the Share Option Agreement entered into by and between the Company and the Optionee per form and substance of Exhibit A for granting Options.

     "Optionee" shall refer to the Employee who is designated by the Committee to receive the Option granted under the Plan.

     "Plan" shall refer to GigaMedia Limited 2004 Employee Share Option Plan.

     "Shares" shall refer to the ordinary shares in the capital of the Company designated by the Committee for the administration of the Plan.

     "Subsidiaries" shall refer to the Subsidiaries in which the Company owns, directly or indirectly, more than 50% of common shares.


3.   Shares Available for Options

     Unless otherwise provided in the Plan or determined by the Board, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 7,000,000 Shares. Shares to be delivered under the Plan shall be authorized and issued. If an Option expires or becomes unexercisable for any reason without being exercised in full, the unsubscribed Shares subject to such Option shall become available for future grant under the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for issue under the Option by the number of Shares as to which the Option is exercised. The Company, during the term of this Plan, shall at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirement of the Plan.


4.   Administration of the Plan

4.1  Administration Generally

     The Plan shall be administered by a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of the Plan under applicable laws and regulations. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, to the extent permitted by the applicable laws and regulations.

4.2  Powers of the Committee

     Subject to the provisions of the Plan and the authorization given by the Board, the Committee shall have the authority, in its discretion:

     (a) to determine the Fair Market Value of the Shares, in accordance with the definition of Fair Market Value as stated in Section 2 of the Plan;

     (b)  to select the Employees to whom Options shall be granted hereunder;

     (c)  to determine whether and how many Options shall be granted hereunder;

     (d) to approve instruments or documents to be used under the Plan, including the Option Agreement;

     (e) to determine the terms and conditions, subject to the terms of the Plan, of any Option granted hereunder (including, but not limited to, the share price and any restriction or limitation, vesting schedules or other restrictions regarding any Option and/or the Shares relating thereto), provided that the term of the Option (i.e. the period the Option remains exercisable) shall not exceed the maximum period of time permitted under the applicable laws;

     (f) to determine whether and under what circumstances an Option may be exercised and Shares may be transferred in compliance with the laws of the Republic of Singapore;

     (g) to interpret and administer the Plan and any instrument or document relating to the Plan; and

     (h) to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Company's Subsidiaries, any Optionee and any other holder or beneficiary of an Option or the Employee.

4.3 The Committee may delegate to one or more managerial officers of the Company or its Subsidiaries or to a committee composed of such managerial officers the authority to administer the Plan with respect to employees other than managerial officers pursuant to the authorization given by the Committee.

4.4 Each Option granted under the Plan shall be evidenced by an Option Agreement specifying the terms and conditions of the Option and any rules applicable thereto.


5.   Eligibility

5.1 Options may be granted to the Employees of the Employer as determined by the Committee, pursuant to the Option Agreement executed by the Optionee and the Company. The Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option and the conditions and limitations applicable to the exercise of the Option.

5.2 No Employee or other persons shall have any claim to be granted any Option, and the Employee's exercise of any Option is subject to the restrictions imposed by the Committee as it may deem advisable under the Plan, local laws and regulations, the requirements of the stock exchange on which the stocks of the Company are listed and other applicable rules, laws and regulations. There is no obligation for the Company to treat all the Employees, holders or beneficiaries of Options under the same terms and conditions.

5.3 The eligibility for Options awarded under the Plan are conditioned upon an Employee's Continuous Status as an Employee and the Options granted under the Plan are subject to Section 10 of this Plan. However, nothing contained in the Plan or the Option Agreement nor any Option granted hereunder shall confer upon any Optionee the right to continuation of employment or consulting relationship with the Employer or interfere in any way with the Employee's right or the Employer's right to terminate his employment or consulting relationship at any time, with or without cause.


6.   Term of Plan

     The Plan shall become effective upon the adoption by the Shareholders of the Company in General Meeting. It shall continue in effect until the date on which all shares available for issue under the Plan have been issued as fully-vested shares, or the termination of all outstanding options in connection with a merger under Section 9.3, or terminated under Section 11 of the Plan, or the elapsing of ten years from the effective date, whichever is earlier.

7.   Option Exercise Price and Consideration

7.1 The per Share exercise price shall be no less than the par value of a Share.

7.2 The payment of the consideration for the Shares to be issued upon exercise of an Option shall be determined by the Committee and, subject to the discretion of the Committee, may consist entirely of (1) cash, (2) check,
     (3) any combination of the foregoing methods of payment, or (4) such other considerations and methods of payment for the transfer of Shares to the extent permitted under applicable laws and regulations or the rules or regulations of the stock exchange on which the Shares of the Company are listed.

7.3 All taxes (including income tax) arising from the exercise of any Option by an Optionee under the Plan shall be borne by the Optionee. The Optionee shall be required to pay to the Company or its Subsidiaries the amount of any applicable withholding taxes arising out of an Option, including but not limited to the exercise of Options or transfer of shares, under the Plan, if applicable; otherwise, the Company or its Subsidiaries shall have the right and is hereby authorized to withhold from any compensation, amount or value owing to the Optionee the amount or value equal to the amount of tax due and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, if required by applicable law.


8.   Exercise

8.1 An Option shall be exercised in accordance with the terms and conditions listed in the Option Agreement or otherwise directed by the Committee in writing. An Option may not be exercised for a fraction of a share. An Option shall be deemed to be exercised upon the Company's receipt of a written notice of such exercise made in accordance with the terms of the Option Agreement under which the Option is granted and the full payment for the Shares to be issued. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section
     7.2 of the Plan. The Optionee, holder or the beneficiary of the option are not entitled to exercise the right to vote or receive dividends or any other rights as a shareholder with respect to the Shares subject to the Option notwithstanding the exercise of the Option until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificates evidencing such Shares. The Company shall issue (or cause to be issued) such share certificates promptly upon exercise of the Option. Notwithstanding any provision contained herein, the Committee and the Company shall not under any circumstances be held liable for any cost, losses, expenses and damages arising in any event, including but not limited to the Company's delay in issuing the Shares. The Optionee is not entitled to any adjustment for dividends or other rights of which the Record Date is prior to the date the share certificate is issued, unless otherwise provided in the Plan. For the purpose of this sub-Section, the term "Record Date" refers to the date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to or rights of shareholders.

8.2  Conditions Upon Transfer of Shares

     Shares shall not be issued pursuant to the exercise of any Option unless the exercise of such Option and the delivery of such Shares shall comply with all relevant provisions of applicable laws and regulations, the requirements of the stock exchange on which the shares of the Company are listed and shall be further subject to the approval of counsel for the Company with respect to such compliance. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Option Agreement or other written instruments in relation to the Plan. The Committee may impose such conditions to the exercise of Options, including, without limitation, any relating to the application of the local laws and regulations, the requirements of the stock exchange on which the shares of the Company are listed or other applicable laws or regulations, as it deems necessary or advisable. The inability of the Company to obtain authority from any regulatory body and/or self-regulatory organization having jurisdiction over the Company or its Subsidiaries, which authority is deemed by the Company's counsel to be necessary to the lawful sale of any shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares.


9.   Adjustment

9.1 In order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Employees under the Plan, and subject to any required action by the shareholders and the Board of the Company and the terms and conditions of the Plan, the Committee shall adjust the number of Shares subject to outstanding Options or Options to be granted and the grant or exercise price of any Option for any increase or decrease in the number of issued shares resulting from a scrip dividend, combination or reclassification of the Shares, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Shares or other securities of the Company or other similar events.

9.2 Upon any adjustment required to be made pursuant to Section 9.1, the Company shall notify the Optionee in writing and deliver to him a statement setting forth the exercise or grant price thereafter in effect and the class and/or number of Shares thereafter to be issued on the exercise of the Option. Any adjustment shall take effect upon such written notification being given.

9.3 In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Optionee at least 10 days prior to such proposed action. Options not exercised shall terminate immediately prior to the consummation of such proposed action. In the event of a merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation. In the event that such successor corporation does not agree to assume the Option or the substitute of an equivalent option, the Optionees shall be entitled to exercise all the Options that are exercisable on the date of the proposed merger during a reasonable period of time as determined by the Committee. The Committee shall notify the Optionees in writing of the fact that the Option shall be fully exercisable during a given period of time, and the Options will terminate upon expiration of such period.


10. If the Optionee's employment with the Employer is terminated for any reason howsoever arising, the rights (if any) of the Optionee or his successor (as in the case of the Optionee's death) to exercise any Option and if so, the terms on which such rights may be exercised, shall, unless otherwise specified in the Option Agreement, be determined at the sole discretion of the Committee.


11.  Amendment and Termination.

11.1 The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder's approval if such approval is necessary under applicable laws or regulations. Notwithstanding anything to the contrary herein, the Board may amend the Plan in such manner as necessary to make the Plan in conformity with local rules and regulations in any jurisdiction.

11.2 The Committee may waive or amend any terms of, or alter, suspend, discontinue, cancel or terminate any Option granted hereunder, prospectively or retroactively, provided that the Optionee being adversely affected by such change consents in writing to such change of the Options.


12. The Option may not be sold, pledged, assigned, disposed, transferred, or encumbered of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.


13. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company.


14. Nothing contained in the Plan shall prevent the Company or its Subsidiaries from adopting or continuing in effect other compensation arrangements which may or may not provide for the grant of options of shares.


15. The grant of an Option or any thing contained in the Plan or the Option Agreement shall not be construed as conferring upon the Optionees any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Employer's right to terminate the employment at any time, with or without cause. The terms of employment of an Employee shall not be affected by the execution of the Plan. The Options granted under the Plan shall not form a part of the terms of employment of an Employee or entitle him to take into account the Options granted under the Plan in calculating any compensation or damages on the termination of his employment for any reason.


16. The validity, interpretation and application of the Plan shall be governed by the laws of the Republic of Singapore.


17. Any provision of this Plan or the Option Agreement which is invalid or unenforceable in whole or in part or shall cause the disqualification of the Company from the application of any laws, regulations, rules or requirements of which the qualification is deemed necessary by the Board, shall be construed in a way that will satisfy the requirements under such laws, regulations and requirements. If it cannot be so construed, such provision shall be severable in whole or part from the Plan or the Option Agreement, so that such invalidity, unenforceability or disqualification shall not affect any other provision hereof.


18. The Plan or the Option Agreement shall not be construed as creating a trust or separate fund of any kind or a fiduciary relationship between the Company or its Subsidiaries and an Optionee or any other person. The right of any person to receive payments from the Company under the Plan or the Agreement shall be no greater than the right of any unsecured general creditor of the Company.

Exhibit A Option Agreement


                             SHARE OPTION AGREEMENT

This SHARE OPTION AGREEMENT ("Agreement") is entered into on [Date] by and between GigaMedia Limited ("Company"), a company incorporated in and existing under the laws of the Republic of Singapore, with its registered office business at 8 Robinson Road, #6-00, ASO Building, Singapore 048544 and [Name] ("Optionee"), a citizen of [Nationality] residing at __________________________.

WHEREAS, the Company agrees to award to Optionee and Optionee agrees to accept an option ("Option") to purchase shares ("Shares") in the capital of the Company under the GigaMedia Limited 2004 Employee Share Option Plan ("Plan").

NOW, THEREFORE, subject to the terms and conditions stated in the Agreement and the Plan, the parties agree as follows:

1.   Plan

     The award of the Option granted hereunder is subject to the terms and conditions stated in the Plan, the terms of which are hereby incorporated into this Agreement. Terms used in this Agreement which are not defined herein shall have the meanings as defined in the Plan.


2.   Grant of Option

     The Company hereby grants to the Optionee and the Optionee agrees to accept from the Company the Option to purchase a total number of Shares as set forth in Annex A, Notice of Grant, at the price specified in Annex A ("Exercise Price") pursuant to the terms of the Plan and this Agreement.


3.   Exercise of Option

     Upon vesting of the Option pursuant to the Vesting Schedule listed in Annex A, the Option shall be exercisable, in whole or in part, during its term and subject to the provisions of Section 10 of the Plan. The Option shall be exercised by a written notice to the Company stating the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such Shares as may be required by the Company per form and substance of Annex B. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company. The written notice shall be accompanied by payment of the exercise price.


4.   Method of Payment

     Payment of the exercise price shall be made in accordance with Section 7.2 of the Plan. No Share shall be issued pursuant to any exercise of the Option until payment has been made in full of the Exercise Price for the Shares in respect of which the Option is being exercised to the Company.


5.   Restrictions on Exercise

5.1 No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the shares of the Company are listed as determined by the counsel of the Company. The inability of the Company to obtain authority from any regulatory body and/or self-regulatory organization having jurisdiction over the Company, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of any shares hereunder, shall relieve the company of any liability in respect of the failure to sell such Shares.

5.2  This Option may not be exercised for a fraction of a share.

5.3 Once vested, this Option may be exercised up to the expiration date of the term of this Option as set forth in Annex A.

5.4 As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable laws and regulations.


6.   Termination of Employment

6.1 In the event of termination of the Optionee's employment with the Company or the subsidiary of the Company (the "Subsidiary") for reasons other than due to gross negligence, willful misconduct or criminal offense of the Optionee, the Optionee shall have the right to exercise the Option following such termination of employment to the extent it is exercisable at the date of such termination of employment and has not been exercised, subject to Section 5.3 of this Agreement.

6.2 Subject to Section 6.1 of this Agreement, if an Optionee's employment with the Employer is terminated by reason of death or permanent and total disability, the Optionee or its successor, in the case of the Optionee's death, shall have the right to exercise the Option following such termination of employment to the extent it was exercisable at the date of such termination of employment and has not been exercised, subject to Section 5.3 of this Agreement.


7.   Obligations of Optionee

     The Optionee agrees to cooperate with the Company and promptly complete and deliver all documents, forms and other materials, and timely take all action, as may be requested by Company in connection with this Option. The Optionee agrees to pay all processing charges, fees, taxes and other governmental assessments or charges, transaction costs, and other costs in relation to the Option.


8.   Non-transferability.

     This Option may not be transferred in any manner except by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.


9.   No Rights as a Shareholder.

     The Optionee is not entitled to exercise the right to vote or receive dividends or other rights as a shareholder with respect to any Shares subject to the Option granted hereunder prior to the issuance of the Shares.


10.  Other Laws.

10.1 The Committee may refuse to issue any Shares, if, acting in its sole discretion, it determines that the issuance or transfer of such Shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Exchange Act of the United States, and in such event any payment tendered to the Company by an Optionee, other holder or beneficiary in connection with the exercise of such Option shall be promptly refunded to the relevant Optionee, holder or beneficiary. Without limiting the generality of the foregoing, the Option granted hereunder shall be construed as an offer to acquire or to sell Shares of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

10.2 If at any time the Committee shall determine in its discretion that the Shares subject to the Option granted hereunder must be listed or qualified on any securities exchange or registered or qualified under any applicable law or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the granting of the Option, or the delivery or purchase of Shares pursuant to the Option, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained.


11.  No Rights to Continuation of Employment

     Nothing in this Agreement, nor in the Plan which is incorporated herein by reference, shall confer upon the Optionee any right with respect to continuation of employment by the Company or the Subsidiary, nor shall it interfere in any way with the right of the Company or the Subsidiary to terminate his employment at any time, with or without cause.


12.  Notices

     Any notice given under this Agreement or the Plan shall be in writing and shall be deemed to have been duly given, if delivered by hand with proof of receipt, at the time of receipt, or if communicated by facsimile, cable or similar electronic means to the facsimile number or cable/electronic identification number as provided below, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received, or if mailed by postage prepaid and registered mail with acknowledgment of receipt to the addresses of the parties as set forth below:

     to the Company
     GigaMedia Limited
     Address: 14F, 122, Duenhua N. Rd., Sungshan Chiu, Taipei, Taiwan, R.O.C.
     Fax: 886-2-87707826
     Attention: Human Resources Department

     to the Optionee
     Name:
     Address:
     Fax:


13.  Governing Law

     The Agreement and the Plan will be governed by and construed in accordance with the laws of the Republic of Singapore, without regard to conflicts of law principles that would result in the application of the law of another jurisdiction. By executing this Agreement, the Optionee agrees to submit to the jurisdiction of the courts of Singapore for any dispute arising out of the Plan and the Agreement.

14.  Counterparts

     This Agreement may be executed in duplicates, each of which shall be deemed an original, but which together shall constitute a single instrument.

IN WITNESS WHEREOF, the Company and the Optionee have duly executed and delivered this Agreement on the date first above written.



The Company                                      The Optionee

GigaMedia Limited


By _________________________                     __________________________
Name:                                            Name:
Title: Director                                  Passport No.:


Annex A Notice of Grant


                               GIGAMEDIA LIMITED
                        2004 EMPLOYEE SHARE OPTION PLAN
                                NOTICE OF GRANT


[Optionee's Name and Address]

You have been granted a Nonstatutory Share Option to purchase Shares of GigaMedia Limited as follows:

Grant No.
Date of Grant
Exercise Price Per Share
Total Number of Shares Granted
Total Price of Shares Granted
Term/Expiration Date:
Vesting Schedule:


      DATE OF VESTING                              NUMBER OF SHARES


Exercise Schedule:           Subject to the terms and conditions of the Plan and
                             the Agreement, the Option becomes exercisable upon vesting. In addition, the Option shall expire and may not be exercised after the Expiration Date.

Annex B Exercise Notice


                               GIGAMEDIA LIMITED
                        2004 EMPLOYEE SHARE OPTION PLAN
                                EXERCISE NOTICE


GigaMedia Limited
14F, 122, Duenhua N. Rd., Sungshan Chiu, Taipei, Taiwan, R.O.C.
Attention:  Human Resources Department


     1. Effective as of today, __________________________, the undersigned ("Optionee") hereby elects to exercise the Optionee's option to purchase ____________ shares (the "Shares") in the capital of GigaMedia Limited (the "Company") under and pursuant to the Company's 2004 Employee Share Option Plan (the "Plan") and the Share Option Agreement dated _____________ (the "Option Agreement").

     2. The Optionee understands and acknowledges that the subscription of the Shares is subject to the terms and conditions of the Plan and Option Agreement, applicable local and foreign laws and regulations as determined by the Board, and the requirement of the stock exchange on which the shares of the Company are or may hereafter be listed. The Optionee agrees to cooperate with the Company to ensure compliance with such laws and requirements.

     3. The Optionee agrees to pay any applicable taxes and transaction costs in relation to the exercise of the Option.

     4. The Optionee agrees to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

     5. The Optionee herewith delivers to the Company the full Exercise Price for the Shares.


Submitted by                 Grant No.                       ___________________

Optionee                     Date of Grant                   ___________________

                             Exercise Price Per Share        ___________________

____________________         Total Number of Shares Granted  ___________________
Name:
Passport No.                 Term/Expiration Date            ___________________
Address:
                             Number of Shares on which the
                             Option has been exercised       ___________________

                             Total Exercise Price            ___________________
